Exhibit 99.4

LETTER TO CLIENTS OF BROKERS, DEALERS, COMMERCIAL BANKS, TRUST
COMPANIES AND OTHER NOMINEES

Offer To Exchange
Warrants to Acquire Shares of Common Stock
of

INTERNATIONAL MONEY EXPRESS, INC.
for
Shares of Common Stock of International Money Express, Inc.
and
Consent Solicitation

THE OFFER AND CONSENT SOLICITATION (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN STANDARD TIME, ON APRIL 25, 2019, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND. WARRANTS OF THE COMPANY TENDERED PURSUANT TO THE OFFER AND CONSENT SOLICITATION MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW). CONSENTS MAY BE REVOKED ONLY BY WITHDRAWING THE TENDER OF THE RELATED WARRANTS AND THE WITHDRAWAL OF ANY WARRANTS WILL AUTOMATICALLY CONSTITUTE A REVOCATION OF THE RELATED CONSENTS.

March 28, 2019

To Our Clients:

Enclosed for your consideration are the Prospectus/Offer to Exchange dated March 28, 2019 and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”), which together set forth the offer of International Money Express, Inc., a Delaware corporation (the “Company”), to each holder of its warrants to purchase one share of common stock, par value $0.0001 per share, of the Company (“Common Stock”) for a purchase price of $11.50, to receive a combination of 0.201 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) and $1.12 in cash (without interest)(such Common Stock and cash collectively, the “Exchange Consideration”) in exchange for each Warrant (as defined below) tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is made solely upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. The Offer will be open until 11:59 p.m., Eastern Standard Time, on April 25, 2019, or such later time and date to which the Company may extend. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period.” The date and time at which the Offer Period ends is referred to as the “Expiration Date.”

The Offer is being made to:

•	All holders of our publicly traded warrants to purchase our Common Stock, which were originally issued as warrants to purchase the Common Stock of the Company, formerly known as FinTech Acquisition Corp. II (“FinTech”), in connection with the initial public offering of FinTech’s securities on January 25, 2017 (the “FinTech IPO”), which entitle such warrant holders to purchase one share of Common Stock at an exercise price of $11.50, subject to adjustments, referred to as the “Public Warrants.” Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “IMXI” and our Public Warrants are quoted on OTC Pink under the symbol “IMXIW.” As of March 25, 2019, 8,749,999 Public Warrants were outstanding.
•	All holders of certain of our warrants to purchase shares of Common Stock that were privately issued in connection with the FinTech IPO based on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), referred to as the “Private Warrants.” The Private Warrants entitle the holders to purchase one share of Common Stock for a purchase price of $11.50, subject to adjustments. The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders or their permitted assigns. As of March 25, 2019, 210,000 Private Warrants were outstanding.

The Public Warrants and Private Warrants are referred to collectively as the “Warrants.”

Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive the Exchange Consideration for each Warrant tendered by such holder and exchanged. Any Warrant holder that participates in the Offer may tender less than all of its Warrant for exchange.

No fractional Exchange Shares will be issued pursuant to the Offer. In lieu of issuing fractional Exchange Shares, any holder of Warrants who would otherwise have been entitled to receive fractional Exchange Shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period. Our obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Concurrently with the Offer, we also are soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend (the “Warrant Amendment”) the Warrant Agreement, dated as of January 19, 2017, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), which governs all of the Warrants to permit the Company to require that each outstanding Warrant be converted into a combination of 0.181 shares of our Common Stock and $1.00 in cash, without interest (the “Conversion Consideration”), which Conversion Consideration is approximately 10% less than the Exchange Consideration applicable to the Offer. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Warrants is required to approve the Warrant Amendment, with the Public Warrant holders and Private Warrant holders voting together as a group. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 65% of the outstanding Warrants. Holders may not consent to the Warrant Amendment without tendering their Warrants in the Offer and holders may not tender their Warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants, and therefore by tendering Warrants for exchange, holders will deliver their consent. You may revoke your consent at any time prior to the Expiration Date by withdrawing the Warrants you have tendered.

If at least 65% of the holders of the outstanding Warrants do not provide consent to the Warrant Amendment, Warrants not exchanged for Exchange Shares pursuant to the Offer will remain outstanding subject to their current terms, including any such terms permitting the Company to redeem such Warrants prior to their expiration. The Company reserves the right to redeem any of the Warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer.

THE OFFER AND CONSENT SOLICITATION IS NOT MADE TO THOSE HOLDERS WHO RESIDE IN STATES OR OTHER JURISDICTIONS WHERE AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal and Consent, to cause your Warrants to be tendered for exchange pursuant to the Offer and provide consent to the Warrant Amendment.

On the terms and subject to the conditions of the Offer, the Company will allow the exchange of all Warrants properly tendered before the Expiration Date and not properly withdrawn, the Exchange Consideration for each Warrant so tendered.

We are the owner of record of Warrants held for your account. As such, only we can exchange and tender your Warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal and Consent for your information only; you cannot use it to exchange and tender Warrants we hold for your account, nor to provide consent to the Warrant Amendment.

Please instruct us as to whether you wish us to tender for exchange any or all of the Warrants we hold for your account, on the terms and subject to the conditions of the Offer.

Please note the following:

1.	Your Warrants may be exchanged for the Exchange Consideration for every one of your Warrants properly tendered for exchange.
2.	The Offer is made solely upon the terms and conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. In particular, please see “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation” in the Prospectus/Offer to Exchange.
3.	By tendering your Warrants for exchange you are concurrently consenting to the Warrant Amendment. You may not consent to the Warrant Amendment without tendering your Warrants in the Offer and you may not tender your Warrants without consenting to the Warrant Amendment.
4.	The Offer and withdrawal rights will expire at 11:59 p.m., Eastern Standard Time, on April 25, 2019, or such later time and date to which the Company may extend.

If you wish to have us tender any or all of your Warrants for exchange pursuant to the Offer and Consent Solicitation, please so instruct us by completing, executing, detaching and returning to us the attached Instructions Form. If you authorize us to tender your Warrants, we will tender for exchange all of your Warrants unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., Eastern Standard Time, on April 25, 2019, or such later time and date to which the Company may extend.

The board of directors of the Company has approved the Offer and Consent Solicitation. However, neither the Company nor any of its management, its board of directors, the dealer manager, the information agent, or the exchange agent for the Offer is making any recommendation as to whether holders of Warrants should tender Warrants for exchange in the Offer and Consent Solicitation. The Company has not authorized any person to make any recommendation. You should carefully evaluate all information in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent, and should consult your own investment and tax advisors. You must decide whether to have your Warrants exchanged and, if so, how many Warrants to have exchanged. In doing so, you should read carefully the information in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent.

Instructions Form

Offer To Exchange
Warrants to Acquire Shares of Common Stock
of

INTERNATIONAL MONEY EXPRESS, INC.
for
Shares of Common Stock of International Money Express, Inc.
and
Consent Solicitation

The undersigned acknowledges receipt of your letter and the enclosed Prospectus/Offer to Exchange dated March 28, 2019 (the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”), which together set forth the offer of International Money Express, Inc., a Delaware corporation (the “Company”), to each holder of its warrants to purchase one share of common stock, par value $0.0001 per share, of the Company (“Common Stock”) for a purchase price of $11.50 (the “Warrants”), to receive a combination of 0.201 shares of Common Stock (“Exchange Shares”) and $1.12 in cash (without interest)(such Exchange Shares and cash collectively, the “Exchange Consideration”) in exchange for each Warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”), and the solicitation of consents (the “Consent Solicitation”) from holders of Warrants to amend (the “Warrant Amendment”) dated as of January 19, 2017, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) that governs all of the Warrants to permit the Company to require that each outstanding Warrant be converted into a combination of 0.181 shares of our Common Stock and $1.00 in cash, without interest, (the “Conversion Consideration”), which Conversion Consideration is approximately 10% less than the Exchange Consideration applicable to the Offer.

The undersigned hereby instructs you to tender for exchange the number of Warrants indicated below or, if no number is indicated, all Warrants you hold for the account of the undersigned, on the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent.

By participating in the Offer, the undersigned acknowledges that: (i) the Offer and Consent Solicitation are made solely only upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent; (ii) upon and subject to the terms and conditions set forth in the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent, Warrants properly tendered and accepted and not validly withdrawn constitutes the undersigned’s validly delivered consent to the Warrant Amendment; (iii) the Offer will be open until 11:59 p.m., Eastern Standard Time, April 25, 2019, or such later time and date to which the Company may extend (the period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period”); (iv) the Offer is established voluntarily by the Company, it is discretionary in nature, and it may be extended, modified, suspended or terminated by the Company as provided in the Prospectus/Offer to Exchange; (v) the undersigned is voluntarily participating in the Offer and is aware of the conditions of the Offer; (vi) the future value of the Common Stock is unknown and cannot be predicted with certainty; (vii) the undersigned has received and read the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent; and (viii) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains the responsibility solely of the undersigned. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

Number of Warrants to be exchanged by you for the account of the undersigned:

*	No fractional Exchange Shares will be issued pursuant to the Offer. In lieu of issuing fractional Exchange Shares, any holder of Warrants who would otherwise have been entitled to receive fractional Exchange Shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period. Our obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered Warrants.
**	Unless otherwise indicated it will be assumed that all Warrants held by us for your account are to be exchanged.

Signature(s):
Name(s):
(Please Print)
Taxpayer Identification Number:
Address(es):

(Including Zip Code)
Area Code/Phone Number:
Date: